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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): April 15, 2005

                         MENDOCINO BREWING COMPANY, INC.
               (Exact name of issuer as specified in its charter)

                                   California
         (State or other jurisdiction of incorporation or organization)

                  0-22524                       68-0318293
           (Commission File No.)  (IRS Employer Identification Number)


                   1601 Airport Road, Ukiah, California     95482
               (Address of principal executive offices)  (Zip Code)

                                 (707) 463 6610
              (Registrant's Telephone Number, Including Area Code)

                                       N/A
          (Former Name or Former Address if Changed Since Last Report)


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

     | | Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     | | Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     | | Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     | | Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 8.01.  OTHER EVENTS.

     (A)  CONTINUED DELAY IN FILING 2004 ANNUAL REPORT ON FORM 10-K.

     On March 31, 2005, the Company filed a Notification of Late Filing on Form 12b-25 with respect to its Annual Report on Form 10-K for the year ended December 31, 2004. In the Notification of Late Filing, the Company indicated that it anticipated filing its Annual Report on Form 10-K on or before April 15, 2005.

     Despite its expectations, the Company has not yet filed its 2004 Annual Report. The primary reason for the continued delay has been that the Company's auditors have neither completed their review of the Company's financial statements nor provided the Company with an auditors' opinion.

     Management is not aware of any material disagreements between the Company and its auditors over any factual or interpretive issue related to the Company's 2004 financial statements or the text of the Annual Report. It is anticipated that the Annual Report will be filed on or before Friday, April 22, 2005.

     (B)  RECENT DEVELOPMENTS

     Among the reasons cited in the Notification of Late Filing for the Company's inability to timely file the Annual Report were that the Company was in the process of addressing certain ongoing liquidity issues, including payments scheduled to fall due under a credit agreement which was then scheduled to expire on April 30, 2005, and a borrower under a temporary loan which was then expected to expire on or about April 30, 2005, both of which are secured by substantially all of the Company's assets. Also, the Company was then facing a required installment payment, due on April 10, 2005, of certain delinquent property taxes under the terms of a payment plan with Mendocino County.

     In the interim, the due date for the temporary loan has been extended to July 11, 2005, and the required property tax installment payment has been paid to Mendocino County; however the credit agreement is still scheduled to expire on April 30, 2005. Nevertheless, the Company still does not currently have sufficient funds available to repay the loans in question as they become due.

     The Company has recently obtained commitments from two lenders to refinance the above debts. The first commitment is for a $4,500,000 mortgage on the property and equipment of the brewery in Ukiah, California. The proceeds of this loan would be used to pay off a $576,000 loan due in July 2005, the first mortgage on the Ukiah property of approximately $2,299,000, and the balance due to the County of Mendocino for the past due property taxes of approximately $431,000. The second commitment will provide the Company with a line of credit agreement for up to $2,000,000. The agreement will allow the Company to borrow on the accounts receivable and inventory

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amounts of the U.S. operations up to certain defined limits. This line of credit would be used to pay off the outstanding loan from CIT Group, which is due on April 30, 2005.

     (C)  PROCEEDS FROM OPERATIONS INSUFFICIENT TO SUSTAIN OPERATIONS

     Unused capacity at the Ukiah and Saratoga Springs facilities has continued to place severe demands on the Company's working capital. Beginning approximately in the second quarter of 1997, the time at which the Ukiah brewery commenced operations, proceeds from operations have not been able to provide sufficient working capital for day to day operations. To fund its operating deficits, the Company has relied upon lines of credit and other credit facilities such as those described above, as well as loans from Company affiliates and loans and lines of credit from banks and other third party lenders.

     Continuing losses in its United States operations and the maturing of certain of its debts in April and July of 2005 could have a serious adverse effect on the Company's operations. The Company does not currently have sufficient funds available to repay these currently maturing loans (which are secured by substantially all of MBC's assets) as they become due. The Company has successfully extended loans and negotiated refinancing arrangements in the past, and as discussed above is currently in discussion with potential new lenders to refinance the maturing debts. In the event that refinancing negotiations are not successful, one of the Company's principal shareholders has committed to provide financial assistance in order to avoid default under the currently maturing loans when they become due, although the terms of such financial assistance have not yet been agreed upon. Despite this commitment, Management does not anticipate that renewing or replacing the existing loans would in itself correct all of its ongoing operating deficits.

     (D)  GOING CONCERN OPINION

     The Company has engaged in extensive discussions with its independent auditors as to the effect of the foregoing issues on the registrant's financial statements and the auditor's ability to provide an unqualified independent report thereon. The auditors have informed the Company that under the current circumstances they would be unable to issue such a report that was not qualified on a "going concern" basis. The Company therefore expects that when the Annual Report is filed it will contain such a "going concern" opinion.

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                                   SIGNATURES


     Pursuant to the requirements on the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         MENDOCINO BREWING COMPANY, INC.
                                                   (Registrant)


Date: April 19, 2005                By:
                                         -------------------------------
                                         N. Mahadevan, Secretary and
                                         Chief Financial Officer






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